UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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EQT Corporation
(Name of Registrant as Specified In Its Charter)
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EQT Corporation

625 Liberty Avenue

Suite 1700

Pittsburgh, Pennsylvania 15222

Supplement to Proxy Statement

for 2021 Annual Meeting of Shareholders

To Be Held April 21, 2021

This supplement (this “Supplement”) provides updated and supplemental information with respect to the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of EQT Corporation (the “Company,” “we,” “us,” “our,” or “EQT”), to be held on April 21, 2021, at 8:00 a.m. Eastern Time via live webcast, accessible at: www.meetingcenter.io/281736112. This Supplement should be read in conjunction with the Notice of Annual Meeting of Shareholders and Proxy Statement (the “Proxy Statement”) for the Annual Meeting made available on or about March 2, 2021.

Except as set forth below, this Supplement does not change the proposals to be presented at the Annual Meeting or our Board of Directors’ (the “Board”) recommendations with respect to the proposals, which are described in the Proxy Statement. Except as specifically supplemented or amended by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered when voting your shares.

Dear Fellow Shareholders,

We are deeply saddened to inform you that Stephen A. Thorington passed away unexpectedly on April 17, 2021. Mr. Thorington, age 65, had served as a director of the Company since 2010 and was the Chair of the Audit Committee at the time of his passing. Our Board and management team wish to express our gratitude and appreciation for Mr. Thorington’s many years of leadership and service to the Company and its shareholders, and we send our condolences to the family and friends of Mr. Thorington.

Mr. Thorington was a director nominee standing for re-election to the Board at the Annual Meeting. Due to the unexpected nature of Mr. Thorington’s death, which occurred after we finalized the Proxy Statement, and the limited time until the Annual Meeting, the Board has not designated a substitute nominee for Mr. Thorington. The Board has determined it is in the best interests of the Company and its shareholders to reduce the size of the Board from twelve to eleven directors, and hereby remove Mr. Thorington as a director nominee.

The following other director nominees named in the Proxy Statement will continue to stand for election at the Annual Meeting:

➢ Lydia I. Beebe	➢ Dr. Kathryn J. Jackson	➢ Daniel J. Rice IV
➢ Philip G. Behrman, Ph.D.	➢ John F. McCartney	➢ Toby Z. Rice
➢ Lee M. Canaan	➢ James T. McManus II	➢ Hallie A. Vanderhider
➢ Janet L. Carrig	➢ Anita M. Powers

The form of proxy card included with the distribution of the Proxy Statement remains valid; however, any votes cast with respect to Mr. Thorington will be disregarded and not be counted.

If you have already voted, you do not need to take any action unless you wish to revoke your proxy or change your vote using the methods described in the Proxy Statement. It is not necessary for you to re-vote your shares if you have already voted. Proxy cards and voting instruction forms already returned will remain valid and shares represented thereby will be voted at the Annual Meeting in accordance with your instructions unless revoked. No votes received before or after the date of this Supplement will be counted for the election of Mr. Thorington to our Board.

As always, your vote is very important. We urge you to please vote by Internet, telephone, mobile device, or mail in accordance with the instructions set forth in the Proxy Statement as soon as possible to ensure your vote is recorded promptly, even if you plan to virtually attend the Annual Meeting.

By Order of the Board of Directors,

William E. Jordan

Executive Vice Preident, General Counsel and Corporate Secretary